As filed with the Commission on June 17, 2008                                                                                                                       File No.   333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QELE RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	1099	98-0560939
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Cod Number)	(I.R.S. Employee Identification No.)

Lot 25, Mananikorovatu Road, 8 Miles Makoi, Nausori, Fiji (Telephone: 679-347-5363)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Empire Stock Transfer Inc., Suite 304 – 2470 St. Rose Parkway, Henderson, Nevada, 89074 Telephone (702) 818-5898 – Fax: (702) 974-1444
(Name, address and telephone number of agent of service)

Copies to: Lawler & Associates 29377 Rancho California Road, Suite 204, Temecula, California, 92591
Telephone: 951-676-4900 Fax: 951-676-4988

As soon as practicable after the registration statement become effective
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this form is filed a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this form is filed a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

Large accelerated filer   ⁫                                                                                                 Accelerated filer   ⁫

Non-accelerated filer     ⁫  (Do not check if a smaller reporting company)                                      Smaller reporting company  ⁫

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount to be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee (1)

Common	805,500	$ 0.05	$ 40,275	$6.00

[1]           Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8 (a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.   We may not sell these securities until the registration filed with the Securities and Exchange Commission is effective.   This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE     , 2008

PROSPECTUS
805,500 common shares

QELE RESOURCES INC.

Shares of Common Stock

There is no public market for the common stock of Qele Resources Inc. (“Qele”).  This prospectus relates to the shares of Qele that may be offered for sale by Qele’s selling shareholders who are identified in this prospectus.   The selling shareholders may or may not sell all their shares either upon being quoted on the OTC Bulletin Board (the “OTCBB”) or at some other time.   They might sell either part of their shares or their entire shares in one transaction.   The sale can be done either privately or through the facilities of a broker or broker-dealer.  The selling shareholders will individually determine the price at which they wish to sell their shares.  The offering price per share by the selling shareholders under this prospectus is $0.05 per share.

Qele has not identified a market maker to sponsor it and file on its behalf a Form 211with the Financial Industry Regulatory Authorities (the “FINRA”) allowing it to eventually be quoted on the OTCBB.  At this time there is no assurance Qele will be successful in identifying a market maker, if unsuccessful,  would result in Qele’s shares never been quoted on the OTCBB.

Out of the 805,500 common shares being offered by the selling shareholders, 200,000 common shares are being offered by Qele’s directors and officers.

Qele will bear all the costs associated with the preparation of this prospectus.

The shares of common stock offered under this prospectus involve a high degree of risk.  See “Risk Factors” being on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

DEALER PROSPECTUS DELIVERY INSTRUCTIONS

Until       2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.   This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of this Prospectus is June     , 2008

INDEX TO PROSPECTUS

Item No.	Description	Page

3	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	3

4	Use of Proceeds	9

5	Determination of Offering Price	9

6	Dilution	10

7	Selling Shareholders	10

8	Plan of Distribution	12

9	Description of Securities to be Registered	14

10	Interests in name Experts and Counsel	16

11	Information with Respects to the Registrant	16

11A	Material Changes	38

12	Incorporation of Certain Information by Reference	38

12A	Disclosure of Commissions Position of Indemnification for Securities Act Liabilities	39

Qele has not authorized any person to give you any supplemental information or to make any representations for us.   You should not rely upon any information about Qele that is not contained in this prospectus or in any other reports Qele filed with the SEC which may be incorporated into this prospectus.  Information contained in this prospectus or in any public reports Qele is required to make may become stale and therefore is not current other than at the date shown in this prospectus.  In other words, Qele’s business, financial conditions, results of operations and prospects may have changed in the future from the date of this prospectus.

The selling shareholders are offering to sell, and seeking offers to buy, share of Qele’s common stock only in jurisdictions where offers and sales are permitted.

Unless otherwise indicated, or unless the context otherwise requires, all references in this prospectus to the term “Company”, “Qele”, “we”, or “us” shall mean Qele Resources Inc, a Nevada Corporation.

ITEM 3.	Summary of Information, Risk Factors and Ratio of Earnings to Fixed Charges

Summary Information

Qele Resources Inc. was incorporated on the March 17, 2007 in State of Nevada.  Its sole purpose is to explore a mineral property is has in Fiji.  Our Company does not have any subsidiaries, has never been in receivership and there are no plans to merge with any other company.   Its address is Lot 25, Mananikarovatu Road, 8 Miles Makoi, Nausori, Fiji and its business number is 679-347-5363.  Our registered office is located at 2470 Saint Rose Parkway, Suite 304, Henderson, Nevada, 89074 (Telephone: 702-818-5898)

We are considered an exploration stage company; one that is engaged in the exploration of mineral deposits or ore reserves but as yet is not considered to be in the development or production stages.   At the present time, we intend to concentrate our efforts in the exploration of our sole mineral property; the Levuka Gold Claim (the “Levuka”) located in Fiji.  Though a purchase we acquired a 100% interest in the Levuka which has been recorded the Mineral Resources Department of the Ministry of Energy and Mineral Resources of the Government of the Republic of Fiji.

The Levuka consists of one – 9 unit claim block containing 83.4 hectares located 38 south-east coast of the Fijian Island of Ovalau, in between Suva and Sigatoka.

Since our inception on March 17, 2007, we have incurred losses mainly due to having made no revenue.   There is the distinct chance we will incur losses for a number of years into the future due to our only source of revenue at this time will be the extraction of mineral from the Levuka.   The possibilities of the Levuka contain a commercially viable ore body is remote and we might never realize any revenues for it.   To maintain a cash position in the future, we will have to sell additional shares from our Treasury, seek some form of loans or have advances from our directors and officers.  This will maintain us as a going concern for only a short period of time; being approximately a twelve month period.

Several of our directors and officers do not have any knowledge of exploration and mining industry.   In addition, they do not work full time for us and have no experience in managing a public company.  We might be required to hire consultants to undertake various activities which the current directors and officers are not familiar with which will result in additional costs to us.

We are a private company at this stage in our development.   Therefore, our shares are not quoted on any exchange or quotation system either in North America or elsewhere in the world.   Our selling shareholders will find it difficult to sell their shares and might never be able to unless the shares are quoted on an exchange and an organized market is available.

Our directors and officers are qualifying 200,000 common shares under this prospectus and our other shareholders are qualifying 605,500 common shares.  The shares purchased by our director and officers were at a price per share of $0.001 for a total cash consideration of $2,000 whereas the 605,500 common shares were purchased under a private placement pursuant to Regulation S of the Securities Act of 1933 at a price of $0.05 per share for a total cash consideration of $30,275.

The Offering

A brief summary of the offering is as follows:

Securities being offered	A maximum of 805,500 common shares

Offering price per share	$0.05

Plan of Distribution
We have determined the offering price of $0.05 per shares based on the last sale of our common shares to our selling shareholders.   This is the price they will be able to sell their shares until such time as our Company’s shares are quoted on the OTCBB whereas, thereafter, at prevailing market prices or privately negotiated prices.

Net proceeds to our Company	No proceeds will flow through to our Company

Number of shares before the offering	2,605,500

Number of shares after the offering	2,605,500

Summary of Financial Information

Below is a summary of the financial information for the two years ended March 31, 2008 and 2007 as reported upon by our independent accountants contained elsewhere in this prospectus:

	March 31, 2008	March 31, 2007
Balance Sheets:

Cash	$ 16,710	$ 0
Total assets	16,710	1,250
Total liabilities	14,804	0
Total Shareholders’ Equity	1,906	1,250

	March 15, 2007 (date of inception) to March 31, 2008	March 15, 2007 (date of inception) to March 31, 2007
Statements of Operations:

Revenue	$ -	$ -
Exploration	6,173	0
General and administrative expenses	22,347	750
Recognition of Impairment Loss (mineral claims)	5,000	0

Risk Factors

An investment in our securities involves a high degree of risk.  In evaluating our business and its future expectations, an investor should consider carefully the risk factors noted below.  Any of the following risk factors, if they occur, could seriously harm our business and its operations. There may be risk factors we do not know exist at this time and therefore they are not included in the risk factors listed below.   Even if they are deemed immaterial at the present time, they could develop whereby they will adversely affect our business.  If we become a trading company any of these risk factors might affect the future price of our shares which might result in all our shareholders losing their entire investment in our Company.  Our shares are speculative by nature and therefore the risk of purchasing our share is high.   One should consider whether they can assume a loss of their entire investment.

All future investors in our shares under this offering should read this prospectus in its entirety including the financial statements and notes attached thereto.

Risks Related to Our Company and the Levuka Gold Claim

Since inception we have not made any revenue and have incurred operating losses.

Since the date of our inception, being March 15, 2007, to March 31, 2008 we have not made any revenue and have incurred losses of $34,270.  It is extremely doubtful we will realize any revenue over the next few years and, in fact, we might never realize any revenue.   Any investor purchasing shares under this prospectus might never realize a profit on them and might lose his/her entire investment.

Being a newly incorporated company we have no operating history which will assist an investor in making a decision whether or not to purchase our shares.

Having been incorporated for just over a year, we do not have any operation history whereby an investor acquiring share under this prospectus can make a business decision whether or not our Company will be successful in the future.   Being a start up company, we have not proven that we can operate a business successfully.  There is no guarantee we will be able to explore and eventually develop the Levuka.  Only if we are successful in raising capital, exploring the Levuka to a stage that a production decision is made or locating other business opportunities will we be considered to have an operating history.   This will take some time and may never happen.   Therefore, an investor might consider these points prior to purchasing shares being offered under this prospectus.

The chance of us ever finding a commercial viable ore deposit on the Levuka is extremely remote.

Very few mineral properties when explored ever turn into a producing mine.   No matter how much money and time is spent on exploring the Levuka, there is the possibility that we will never identify an ore deposit of commercial value.   This would result in us having to abandon the Levuka and if we have the funds available, which we might not at that time, seek another mineral property of merit.   If we do not have the money or are unable to identify a property of merit we might have to cease operations as a going concern which would result in all our shareholders losing their investment in our Company.

We are a small company without much capital which will limit our exploration activities which might result in our shareholders losing their entire investment in our Company.

Being a small company and having only raised to date $32,276 from the sale of our shares, we do not have the money necessary to do exploration program recommend by Robert Sharma in his report dated July 3, 2007; being $25,574.  If we do not explore the Levuka we will never know if there is an ore reserve present and money will not be available from the investment community since we have proven any ore reserves.   This being the case our shareholders will loss their entire investment in our Company.

In exploring the Levuka we will require workers and consultants which may not be available to us when we need them.

There are numerous mining companies seeking qualified staff to work their mineral claims.   A majority of these companies are better financed and have properties which have merit for future exploration.   We will have to compete with them for qualified workers and consultants.  Having little money available, we will be at a disadvantage which might result in our delaying our exploration activities or else terminating them all together.   This will result in shareholders who have purchased shares under this prospectus losing their entire investment if we are not longer able to operate.

If we receive positive results on the Levuka we still might not be able to put the Levuka into production.

During our exploration program of the Levuka, we might be successful in finding positive results in mineralization which might lead to a certain amount of tonnage of ore. The ounces per ton might not be sufficient to warrant production and also the tonnage identified might not be sufficient to cover our cost of extracting the minerals from the ground.  This being the case, we would have a property which could never be put into production and eventually we would have to cease operations.

Even though prices of many minerals are relatively high current there is no guarantee that this trend will persist into the future.

With high mineral prices at this time exploration activity in the exploration and mining sectors of the industry are proceeding at a good rate.  If a drop in metal prices occurs then properties like the Levuka might not be able to attract the funds needed to carry on exploration.  We have not yet been success in attracting funds for future exploration and in the future if metal price decrease we might not be able to attract any funds.  Without funds we would have to abandon our exploration activities which might result in our Company no longer being a going concern.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability, for which we have no insurance to cover any costs, or damages as we conduct our business.

The search for valuable minerals on the Levuka involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time, we have no insurance to cover against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program on the Levuka.

The weather might delay our exploration program since in Fiji periodic wind storms and extreme amounts of rain occur.

We might be delayed in our exploration program, when and if it starts, due to periodical wind storms and extreme rains conditions which at certain times of the year is common in Fiji. The wet season begins in early December and lasts through to the end of April.   Even though downpours of rain might not last for long periods of time, it will disrupt our exploration programs since it will be difficult to move equipment and manpower onto the Levuka.   If we delay the use of the equipment and manpower we might not be able to have them when the weather is no longer a problem.  This will cause an interruption in our exploration program and delay any results we might have had.

Because or our officers and directors have other business interests in addition to their interest in our Company, they might not be able to devote a majority of their time to our exploration activities which could result in either periodic interruptions or suspension of exploration.

Our President, Deborah Appana, currently devotes only 10% of her time to the affairs of our Company or approximately 12 hours per month while our Secretary Treasurer, Ashmi Deo, devotes only 5 hours per month.  This is due to both of them having outside business interests.  With limited time being devoted to our affairs we will suffer in the event that we are required to explore the Levuka more fully. If our directors, in the future, do not devote more time to the affairs of our Company, we might have to discontinue our exploration activities indefinitely.   This might result in our shareholders losing their entire investment in our Company.

We must obtain additional funding or our business will fail.

Presently we do not have sufficient funds on hand to complete Phase 1 of our recommended program or pay our estimated liabilities over the next twelve months.  We have not investigated any avenues of obtaining additional funding at this time.  Eventually we will have to consider issuing more shares to raise working capital, having our directors and officers advance to us to allow us to meet our current and future obligations as they come due or seek some form of bank financing personally guaranteed by our directors and officers.   If we are unsuccessful in obtaining funds we will have to cease to operate.

Our directors and officers are not residents of the United States and hence it might prove difficult to enforce any liabilities against them.

In the event that Deborah Appana or Ashmi  Deo commit any action which our shareholders feel are unethical or not legal, our shareholders would likely have difficulty in enforcing any legal action because the officers and directors reside outside of the United States; living in Fiji.  In addition, our limited assets are situated outside the United States and hence would be hard to attach in a law suit.   Normally, in a law suit, personal service in the form of a summons or compliant, would have to be delivered to the officers and directors.  If the shareholders are success in personal service and receive a favorable judgment against the directors and officers it will be difficult to collect on it since time would have to be spent searching for personal assets in Fiji which might never be found.   Therefore, a shareholder’s or shareholders’ ability to effect service of process and eventually to enforce a judgment obtained in US courts against our directors, officers or our Company might be extremely difficult.  Even if a successful judgment in a Fijian Court is obtained, it still might be difficult to enforce and eventually collect on it.   Eventually the shareholders might end up with a “hallow” judgment whereby nothing of substance if obtained.

Risks Related To This Offering and Our Stock

Our share price will be subject to the “Penny Stock Rule” which will result in any broker-dealer involved with our shares having to increase administrative responsibility which will have a negative effect on both our ability to raise money and a shareholder’s ability to purchase or sell his shares in the market.

Our shares, if and when quoted on the OTCBB or any other exchange, will be considered to be a “penny stock” because our shares will meet one or more of the definitions in SEC Rule 3a51-1:

a.	the shares have a price less than $5.00;

b.	the shares are not traded on a recognized exchange or on the OTCBB; or

c.
the company’s assets are less than $2,000,000, if in business more that three years continuously, or $5,000,000, if the business is less than three years continuously, or the average revenues of less than $6,000,000 for the past three years.

When dealing with a penny stock transaction, the broker-dealer will have to perform certain administrative functions.   Each potential investor will receive disclosure forms from the broker-dealer as well as written permission from him consenting to the broker-deal purchasing the shares on his behalf.  The broker-dealer will also have to provide a current bid and offer quotation as well as a statement of what compensation the broker-dealer and the salesperson will receive from the transaction.  Each month the investor will be provided with a monthly statement showing the closing month price of the shares which the investor purchased.

With the additional administrative work required of the broker-dealer he might be reluctant to transact business in our shares.   If this is the case, it would be difficult for us to attract new investors in the event we wished to raise future capital.  This is especially applicable if we wish to raise funds from financial institutes since many of them are restricted under their by-laws from investing in shares below a certain dollar amount.   Investors willing to purchase shares under this offering from the selling shareholders might wish to consider whether they will be able to liquid their shares in the future.   They might not be able to do so.

Without a public market there is no liquidity for our shares and hence our shareholders may never be able to sell their shares which would result in the loss of their entire investment.

Our shares are not listed on any exchange or quotation system in either North America or elsewhere in the world.  Without our shares being listed or quoted it would be extremely difficult for our shareholders to liquidate their shares other than in a private sale.  Even if they could sell their shares in a private transaction, they might not receive the price per share that they had hoped for.  Presently, we do not have market maker and have not identified one.  Once this registration statement becomes effective we will seek out a participating market maker in hopes he will sponsor us and file a Form 211 on our behalf with FINRA so that our shares are eventually quoted on the OTCBB.  This might never happen and there is no assurance even if we are sponsored we will be quoted.

We are estimating this registration statement will become effective anywhere from six to twelve months for the date of it.  It will take another six to twelve months to obtain a quotation on the OTCBB.  In the meantime, there is a good possibility our shareholders will not be able to sell any of their shares unless it is done in a private transaction.

If we have to undertake a private placement or sell shares through a public offering, it will have the effect of diluting the present ownership of our shareholders.

To remain as a going concern in the future we might have to undertake a private placement or public offering of our shares from Treasury to finance our exploration program on the Levuka or to supply us with working capital.   Any issuance of shares from Treasury will dilute the existing shareholders percentage holdings in our Company.  If we require substantial money we will cause a significant dilution to the present holding of our shareholders.

On the other hand, if we have to borrow large sums of money by way of debt obligations we will incur interest and capital repayments which will not dilute our shareholders’ present positions but will cause us a financial hardship. At the present time we doubt whether we could borrow money without the personal guarantees of our two directors.  They may not be prepared to personally guarantee any loans when the time comes.

The most likely source of future financing presently available to us is through the sale of shares of our common stock. Any sale of common stock will result in dilution of equity ownership to existing shareholders. This means that if we sell shares of our common stock, more shares will be outstanding and each existing shareholder will own a smaller percentage of the shares outstanding.  This might be very unattractive to future investors thereby limiting our ability of raising capital when needed.

Our directors and officers are qualifying under this registration statement 200,000 common shares which might have the effect, when sold into the market, of reducing the market price of the shares for our other investors.

Our directors and officers own 77% of the issued and outstanding shares of our Company.  Under this prospectus they are qualifying for trading 200,000 shares.   If they decided to sell these shares all at once into the market they could adversely affect the price of our shares.   The share might decrease in value thereby not allowing our other shareholders to sell their shares at the price they wanted.

We have never paid a dividend since inception and presently do not anticipate any dividends in the near future.

Since we have never paid a dividend since inception and do not anticipate doing so for a number of years any investor who is seeking future income should not purchase our shares.   We intend to retain any and all income in our Company and will be using it for the exploration of the Levuka or for working capital.  No one should be seeking a cash flow from their investment in our shares and if shares are purchased they must realize they might have to hold their shares indefinitely without any return.

Ratio of Earnings to Fixed Charges

We do not have any fixed assets or any debt securities.   Therefore, there is no interest paid by our Company on any transactions.  We have no preference shares outstanding which might require dividend payments on a periodic basis.

Currency conversion used in this prospectus

Our exploration work on the Levuka has been stated in Fiji dollar (“FJD”) currency in the report prepared by Robert Sharma dated July 3, 2007.  Other expenses in Fijian dollars are converted to United States dollars at the rate of US $1.00 being equal to FJD $1.50162 or $1.00 FJD being equal to US $0.067094.

ITEM 4.                      Use of Proceeds

We will not receive any proceeds from the sale by our selling shareholders of the shares of common stock covered by this prospectus.   Nevertheless, we will assume the cost of preparing this prospectus and filing it with the SEC as follows:

Description of Expenses	Total amount

Internal Accountant –	$ 1,890
Auditors’ examination fees	5,250
Fees for preparation of this prospectus	7,500
Legal opinion	1,500
Photocopying and delivery expenses	150
SEC filing fees	6
Estimated offering costs	$ 16,296

None of the above mentioned costs were paid prior to March 31, 2008 other than “fees for preparation of this prospectus”.

ITEM 5.	Determination of Offering Price

The price of the shares being offered by our selling shareholders was arbitrarily determined and therefore bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.  Among the factors we considered were:

●	our Company’s lack of operating history;

●	the original price per share paid by the majority of shareholders;

●	the lack of any revenue and the prospects of earning no revenue in the immediate future; and

●	the lack of any public trading market for our shares.

ITEM 6.	Dilution

The common shares to be sold by our selling shareholders are common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

ITEM 7.	Selling Shareholders

This prospectus relates to the offering and sale, from time to time, of up to 805,500 shares of our common shares held by our selling shareholders named in the table below, which amount includes 200,000 common shares to be sold by our officers and directors. All of our selling shareholders named below acquired their shares of our common stock directly from us in private transactions.  In all cases, the consideration paid for the shares was cash.

The following table set forth certain information known to us as at June 1, 2008 and as adjusted to reflect the sale of shares offered hereby, with respect to the beneficial ownership of our common stock by our selling shareholders. The share amounts under the column, “Number of Common Shares Offered Hereby” consist of the shares of our common stock issued under a private placement dated February 29, 2008 and the partial sale of shares to our directors and officers.   The share amounts under the column “Common Shares Beneficially Owned Prior to Offering” include any securities held by our selling shareholders in addition to the common shares acquired pursuant to the February 29, 2008 private placement and partial shares purchased by our officers and directors described herein.

Our selling shareholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus.   The table below assumes each selling shareholder sells all of the shares offered by him in this offering pursuant to this prospectus, and does not acquire additional shares.   We are unable to determine the exact number of shares that will be actually be sold or when or if these sales will occur.

Name of Shareholder	Common Shares Beneficially Owned Prior to Offering	Number of Common Shares Offered Hereby	Common Shares Beneficially Owned Following the Offering (1)

No. of Shares %	No. of Shares	No. of Shares %

Hashina Ali	10,000.0038		10,000	Nil	Nil
Ronald Riyaz Ali	10,000.0038		10,000	Nil	Nil
Praveene Devi	22,000.0084		22,000	Nil	Nil
Apisai Iosefo	10,000.0038		10,000	Nil	Nil
Maryanne B . Kadrati	20,000.0077		20,000	Nil	Nil
Devi Kirpal	40,000.0154		40,000	Nil	Nil
Ram Kirpal	40,000.0154		40,000	Nil	Nil
Mud Krishanaiya	20,000.0077		20,000	Nil	Nil
Anil Kumar	5,000.0019		5,000	Nil	Nil
Sanjana Kumar	7,500.0029		7,500	Nil	Nil
Hem Kumari	10,000.0038		10,000	Nil	Nil
Josateki Labadai	20,000.0077		20,000	Nil	Nil
Laisa Labadai	20,000.0077		20,000	Nil	Nil
Lachmamma	25,000.0100		25,000	Nil	Nil
Aslam Mohammed	2,500.0010		2,500	Nil	Nil
Denis C. Mahammed	10,000.0038		10,000	Nil	Nil
Fazia F. Mahommed	2,000.0010		2,000	Nil	Nil
Christopher Molia	30,000.0115		30,000	Nil	Nil
Muntaj	15,000.0058		15,000	Nil	Nil
Vandana P. Narayan	15,000.0058		15,000	Nil	Nil
Laiakini Navunisaravi	2,500.0010		2,500	Nil	Nil
Radhika R. Prasad	5,000.0019		5,000	Nil	Nil
Catherine Raju	2,000.0010		2,000	Nil	Nil
Michael Raju	10,000.0038		10,000	Nil	Nil
Meshiel Raju	2,500.0010		2,500	Nil	Nil
Chandra Rao	25,000.0100		25,000	Nil	Nil
Helen Devi Rao	22,000.0084		22,000	Nil	Nil
Vinjay Raoi	30,000.0115		30,000	Nil	Nil
Peggy Rasova	30,000.0115		30,000	Nil	Nil
Sachindran Reddy	15,000.0058		15,000	Nil	Nil
Vijendran Reddy	15,000.0058		15,000	Nil	Nil
Imanueli Robert	15,000.0058		15,000	Nil	Nil
Kalomita Senititeva	7,500.0029		7,500	Nil	Nil
Myrtle Smith	40,000.0154		40,000	Nil	Nil
Teresa Tikitkoca	30,000.0115		30,000	Nil	Nil
Poasa Vakacegu	10,000.0038		10,000	Nil	Nil
Siteri Waqa	2,500.0010		2,500	Nil	Nil
Keti Vaqavonovono	7,500.0029		7,500	Nil	Nil
Deborah Appana (1)	1,250,000.4782		125,000	1,125,000.4317
Ashmi Deo (2)	750,000.2879		75,000	675,000.2591

	2,605,500	1.0000	805,500	1,800,000.6908

(1) Deborah Appana is the President of Qele and acquired her shares at the price of $0.001 per share.

(2) Ashmi Deo is Secretary Treasurer of Qele and acquired his shares at the price of $0.001 per share.

The named selling shareholder beneficially owns and has sole voting and investment control over all shares next to their names.  The numbers in this table assume that none of our selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 2,605,500 shares of common stock outstanding on the date of this prospectus.

None of the selling shareholders, other than Deborah Appana and Ashmi Deo:

●	has had a material relationship with us other than as a shareholder at any time within the past three years;

●	has ever been on of our officers or directors; or

●	has the right to acquire any shares within sixty days from options, warrants, rights, conversion privileges or similar obligations

ITEM 8.                      Plan of Distribution

Our selling shareholder or their donees, pledges, pledges, transferees or other successor-in-interest selling shares of common stock or interest in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interest in shares of common stock on any stock exchange, market or trading facility on which the shares trade or in a private transaction. These sales will be at a fixed price of $0.05 until our shares are quoted on the OTCBB, and thereafter, at prevailing market prices or privately negotiated prices.  Our selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	an exchange distribution following the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state of the United States;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may sell a specified number of such shares at the fixed price per share of $0.05; and

•	a combination of any such methods of sale or any other lawful method.

Our selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders also may sell shares of our common stock short and deliver these securities to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders also may enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered herein will be the purchase price of the common stock less discounts or commissions, if any. Our selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders that are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective fixed offering price of $0.05 for an offering period of four months from the date of this prospectus, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to the offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We plan to advise the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

ITEM 9.                      Description of Securities to be Registered

Capital Stock

Our authorized share capital consists of 500,000,000 shares of common stock, par value $0.001 per share.   The holders of our common stock:

●	have equal ratable rights to dividends when declared by the Board of Directors;

●	upon winding up the affairs of our Company upon liquidation or dissolution they share ratably in all of our assets available for distribution to our common shareholders;

●	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

●	are entitled to one non-cumulative vote per share on all matters on which the shareholders may vote.

Non-Cumulative Voting

There are no cumulative voting rights for our shareholders, which means the any shareholder holding more than 50% of our issued and outstanding shares, in the election of directors, can elect all the directors to be elected, if they wish, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.   Between Deborah Appana and Ashmi Deo, our two directors, they hold 77% of the issued shares.   Consequently they can control the election of directors resulting in other shareholders not appointing a person to the Board of Directors.

Debt Securities

At the time of this registration statement, our Company does not have any outstanding debt securities.

Market Information

There is presently no public market for our common shares.  We anticipate applying for trading of our common shares on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part.  However, we can provide no assurance that our shares will be traded on the OTCBB or, if traded, that a public market will materialize.  As well, there is no assurance that our shares may be resold at the price paid by our selling shareholders if and when an active secondary market might develop.  Even if developed, a public market for our securities may not be sustained.

We have not taken any steps to engage a market-marker to apply for quotation on the OTCBB on our behalf.  If we are able to engage a market-maker, we anticipate that it will take approximately six to twelve months for our shares to be quoted on the OTCBB following submission of the application.  However, there is no guarantee that our application will be approved.  Even if we obtain an OTCBB quotation, there is no assurance that there will be a liquid market for our shares.

Being considered a “Penny Stock”

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks”. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offering and secondary trading;

●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respects to a violation of such duties;

●	contain a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary action;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule and regulations.

The broker-dealer also must provide, prior to proceeding with any transaction in a penny stock, the customer:

●	with bid and offer quotations for the penny stock;

●	details of the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask price apply, or comparable information relating to the depth and liquidity of the market for such shares; and

●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our shares because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling their shares.

Transfer Agent

We are using as our transfer agent Empire Stock Transfer Inc., 2470 Saint Rose Parkway, Suite #304, Henderson, Nevada, 89074 (Telephone number – 702-818-5898).

ITEM 10.                      Interest in Name Experts and Counsel

Our financial statements as of March 31, 2008 and 2007 have been audited by Moore & Associates, Chartered Accountant and Associates, Suite 109 – 2675 S. Jones Blvd., Las Vegas, Nevada, 89146 as set forth in its report. The financial statements have been included in reliance upon the authority of MOORE & ASSOCIATES as experts in accounting and auditing.

The geological report included in this prospectus and titled “Summary of Exploration on the Levuka Property Sigatoka, Fiji was prepared by Robert Sharma, Professional Geologist, 725 Hibiscus Road, Suva, Fiji who gives his consent to the inclusion of his name in this registration statement as an expert in geology.

The legal opinion rendered by Lawler & Associates, a professional law corporation, 29377 Rancho California Road, Suite 204, Temecula, California, 92592, regarding the common shares of our Company registered in this prospectus is as set forth in their opinion letter dated June 4, 2008.

ITEM 11.                      Information with Respects to the Registrant

We were incorporated in the State of Nevada on March 15, 2007 to engage in the business of acquisition, exploration and development of natural resource properties. Our business address is Lot 25 – Mananikorovatu Road, 8 Mile Makoi, Nausori, Fiji.  At the time of incorporation, Deborah Appana and Ashmi Deo were named as directors on March 16, 2007 and on the same day Deborah Appana was appointed Chief Executive Officer and President and Ashmi Deo was appointed Chief Financial Officer, Chief Accounting Officer and Secretary Treasurer.

We do not have any subsidiaries, have never had a merger or a consolidation and never been under the control of a receiver due to being bankrupt.    We have not changed our name since our inception nor have we disposed of any material amount of assets since our inception.

We received our initial funding of $2,000 through the sale of common shares to Deborah Appana in the amount of 1,250,000 common shares at a price of $0.001 per share for a total consideration of $1,250 and 750,000 common shares at a price of $0.001 per share to Ashmi Deo for a total consideration of $750.  On February 29, 2008 we undertook a private placement whereby we sold 605,000 common shares at a price of $0.05 for a total consideration of $30,275.

We are a start-up exploration stage company with no revenues and a limited operating history.  There is the likelihood of the Levuka containing little or no economic mineralization or reserves of gold and other minerals. The Levuak consists of one-9 unit claim block containing 83.4 hectres which was acquired through purchase of 100% interesst in the Levuak from Takei Enterprises Inc., an unrelated company with offices in Suva, Fiji.  If the Levuak does not contain any reserves all funds that we will be spending on exploration will be lost.  Even if we complete our current exploration program and are successful in identifying a mineral deposit we will be required to expend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit or reserve.   The possibility of having a mineral deposit is remote.

We are filing this Form S-1 registration statement under the Securities Act.  As at the date of this prospectus we are not a reporting company under section 13(a) or 15(d) of the Exchange Act but once this registration statement becomes effective we will be a reporting company and will have to adhere the requirements of the Exchange Act.

We have made no income since we were incorporated on March 15, 2007.  We have started to explore the Levuka as set forth below in Robert Sharma’s geological report.   Extracts from Robert Sharm’s report (the “Sharm Report”) are shown below.

In 2007, we acquired a 100% interest in the Levuka (Mining Tenement 1410) that was staked to cover gold zones within the similar Tavua Volcanic Group of rocks that host zones that were mined at Navua Gold Mine. The tenement is located 38 kilometers south-east of Ovalau, Fiji.

Previous exploration work to investigate the mineral potential of the property has outlined some favorable areas for continued exploration and development.

In order to write the Sharm Report, historical and current geological reports of the area and of the Levuka were reviewed. A visit to the area of Levuka was made in June, 2007 for the purpose of evaluating the exploration potential of the area. The reports by previous qualified persons, as presented from a literature search of the Mineral Resources Department of the Ministry of Energy and Mineral Resources of the Government of the Republic of Fiji in its annual reports, papers, geological survey maps and assessment reports, provide most of the technical basis for the Sharm Report.

Location of the Levuka

Levuka project consists of 1 unpatented mineral claim, located 38 kilometers South-east of the island of Ovalau, Fiji  at UTM co-ordinates Latitude 18°13’00”S and Longitude 178°10’00”E. The mineral claim was assigned to our Company by Takei Enterprises Inc. and the said assignment was filed with the Mineral Resources Department of the Ministry of Energy and Mineral Resources of the Government of the Republic of Fiji.

GREAT SEA REEF PLATFORM
VANUA LEVU
YASAWA PLATFORM
BLIGH WATER BASIN
BSR-1
BW-1
VITI LEVU
BU-1
CS-1
REWA BASIN
BAU WATER BASIN
BARAVI BASIN
SUVA BASIN
1000
500
Pliocene sediments
Pliocene volcanics
Late Oligocene - Mid Miocene sediments and volcanics
Late Eocene sediments and volcanics
Water Depth
0 m
500 m
1000 m
Basin outline
Well location
Major fault
Scale
0
20
40
60 km
180°

There are no known environmental concerns or parks designated for any area contained within the Levuka. The Luveka has no encumbrances.  As advanced exploration proceeds there may be bonding requirements for reclamation.

We have purchased a 100% interest in the property.

Travel to the Levuka, Manpower Availability and Climate

Levuka is accessible from Suva, Fiji by traveling on the country’s only highway system which for the most part consists of one lane in each direction and by taking an all weather gravel road. The town of Suva has an experienced work force and will provide all the necessary services needed for an exploration and development operation, including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies and assay facilities are present in Suva.

Levuka lies at an elevation of 1,292 feet near the southwest end of the Nakanai Mountain Range. The main mountain idge has a maximum peak of 2,642 feet with steep east facing slopes.

Nayavutoka
Naigani
Naigani
Batimadra
Dawasamu
Cape Horn
Tailevu Pt
Lawaki
Rukuruku
Ovalau
626
Lovoni
Levuka
528
Nasaga
Lodoni
Tokou
Moturiki
Navuti
Moturiki Channel
Korovou
Tailevu
Ucunivanua
Naimasimasi

Tropical mountain forests grow at lower elevations in the northeast corner of the claim and good rock exposure is found along the peaks and ridges in the western portion of the claim. The climate is mild year round with the rainy season falling from May to October.

History of the Area

Gold was first reported in the area by Fijian and British prospectors over 77 years ago. Mineral lode claims were recorded in 1925 in the surrounding areas.

Numerous showings of mineralization have been discovered in the area and six prospects have achieved significant production, with Navua Gold Mine (32 kilometers away) producing 135,000 ounces of Gold annually.

During the 1990’s several properties north of Levuka were drilled by junior mineral exploration companies.  We have started preparing to conduct preliminary exploration work on the Levuka.

Geology in the Fiji Islands

Fiji lies at the midpoint of opposing Tonga Kermadec and new Hebrides convergence zones, separated from the actual convergence zones by two extensional back arc basins which are the North Fiji Basin to the west and the Lau Basin to the east in addition to a series of transform faults including the Fiji Fracture Zone and the Matthew Hunter Ridge.  Many of the reconstructions of the past configuration of the Island is part of the Pacific indicate, however, that Fiji was not so long ago an integral part of the Pacific “Rim of Fire”; the complex plate boundary between Pacific and the Indo Australia plates; a boundary which is well recognized as the locus of several major world-class porphyry copper gold and epithermal gold systems.

Stratigraphy of the Levuka

The principal bedded rocks for the area of Levuka (and for most of Fiji for that matter) are Volcanic rocks which are exposed along a wide axial zone of a broad complex.

Gold at the Tradewinds Gold Mine (which is in close proximity to the Levuka) is generally concentrated within extrusive volcanic rocks in the walls of large volcanic caldera.

Intrusive

The main igneous intrusions consist of the Medrausucu consisting of tholetic gabbros, tonalities and trondjhemites.  Age data indicate that the intrusive stocks are intermediate in age between Savura Volcanic Group rocks west of the area and the younger Tertiary Wainimala Group rocks exposed to the east.

Theoletic Gabbros, for example, are generally are a greenish or dark colored fine to coarse grained rock. Irregular shaped masses of so called "soda granite" are seen in both sharp and gradational contact with the diorite. The different phases of Medrausucu are exposed from north of the Levuka to just east of the town of Suva and are principal host rocks for gold veins at the Tradewinds Gold Mine.

Structure

Repeated cycles of folding, faulting and deformation has created a complex structural history in the Suva area.  Major faults strike north and northeasterly and coincide with zones of the Savura Volcanic Group. The principal shear direction changes from northwest in the area of the Tradewinds Gold Mine to north-south in the area north of Suva.
The major transform fault areas are the Fiji Fracture Zone and the Hunter Fracture Zone. One system consists of a set of perpendicular fractures, which strike approximately at right angles to each other, and at acute angles to the trend of formations. The other system consists of two sets of fractures with opposing dips, but which strike parallel to each other and to the trend of the overall formations. The first system contains the principle veins of the area and are younger than the second system. The Savura Volcanic Group represent the most important and continuous fractures in the first system.

Types of Deposit

On a regional basis, this area of Fiji is notable for epo-thermal type gold deposits of which the Tradewinds Gold Mines are typical examples.

Mineralisation is located within a large fractured block created where prominent northwest-striking shears intersect the north striking caldera fault zone. The major lodes cover an area of 4 km2 and are mostly within 500m of the surface. Lodes occur in three main structural settings:

●	steeply dipping northwest striking shears;

●	flat dipping (1040) fractures (flatmakes); and

●	Shatter blocks with shears.

Most of the gold occurs in tellurides and there are also significant quantities of gold in pyrite.

SPL 1410 Mining Tenement Map Blue: Asphalt Road Red: Gravel Road

Location Map for LEVUKA Gold Mine

Mineralization on the Levuka

No mineralization has been reported for the area of the Levuka but structures and shear zones affiliated with mineralization on adjacent properties pass through it.

Exploration

Previous exploration work has not to Robert Sharma’s knowledge included any attempt to drill the structure on Levuka. Records indicate that no detailed exploration has been completed on the Levuka.

Property Geology of the Levuka

To the east of the property is intrusive consisting of rocks such as tonalite, monzonite, and gabbro while the Levuak itself is underlain by the Savura Volcanic Group sediments and volcanics. The Levuka lies on the Fiji Fracture Zone. The intrusive also consist of a large mass of granodiorite towards the western most point of the property.

The Savura Volcanic Group consists of interlayered chert, argillite and massive andesitic to basaltic volcanics. The volcanics are hornfelsed, commonly contain minor pyrite, pyrrhotite.

No drilling is reported to have ever been done on the Levuka.

The adjacent properties are cited as examples of the type of deposit that has been discovered in the area and are not major facets to the Sharm Report.

Conclusions

The area is well known for numerous productive mineral occurrences including the Tradewinds Gold Mines. The locale of the Levuka is underlain by the same rock units of the Savura Volcanic Group that are found at those mineral occurrence sites. These rocks consisting of cherts and argillites (sediments) and andesitic to basaltic volcanic have been intruded by granodiorite. Structures and mineralization probably related to this intrusion are found throughout the region and occur on the claim. They are associated with all the major mineral occurrences and deposits in the area.
Mineralization found on the claim is consistent with that found associated with zones of extensive mineralization. Past work however has been limited and sporadic and has not tested the potential of the property.

Potential for significant amounts of mineralization to be found exists on the property and it merits intensive exploration.

Sharm Report Recommendations

A two phased exploration program to further delineate the mineralized system currently recognized on Levuka is recommended.

The program would consist of air photo interpretation of the structures, geological mapping, both regionally and detailed on the area of the main showings, geophysical survey using both magnetic and electromagnetic instrumentation in detail over the area of the showings and in a regional reconnaissance survey and geochemical soil sample surveying regionally to identify other areas on the claim that are mineralized and in detail on the known areas of mineralization. The effort of this exploration work is to define and enable interpretation of a follow-up diamond drill program, so that the known mineralization and the whole property can be thoroughly evaluated with the most up to date exploration techniques.

Estimated Budget

The estimated budget for the Levuka recommended in the Sharm Report is as follows:

	Work to be Performed	Stated in U. S. Dollars	Stated in Fijian Dollars

1.	Geological mapping	$ 4,697	$ 7,000

2.	Geophysical surveying	6,173	9,200

3.	Geochemical surveying and surface Sampling (includes sample collection and assaying)	14,760	22,000

	Estimated total	$ 25,630	$ 38,200

The qualification of Robert Sharma, the author of the Sharma Report, is as follows:

Robert Sharma, 725 Hibiscus Road, Suva, Fiji graduated from the University of The South Pacific, Suva, Fiji with a Bachelor of Science degree in Geology (1969) and a Masters of Science (1974) from the same University.  He has for the past 33 years been a geological consultant for such companies in the South Pacific as Nausori Resources, EGM Resources, and Solanki Ventures and have consulted for several other companies around the world writing reports for their use and is therefore qualified to write the Sharma Report.  He is a member of the Geological Society of Fiji and between June 12 and 14 he visited the Levuak and interviewed future field work personnel who might be working on the Levuak.

Geological terms used

Word	Definition

Andesite	A volcanic rock composed of andesine feldspar and one or more mafic constituents.

Argillite	A rock derived either from siltstone, claystone or shale, that has undergone a somewhat higher degree of induration than is present in those rocks.

Basaltic	A dark-colored igneous rock; the fine grain equivalent to gabbro.

Caldera	A large, basin-shaped volcanic depression.

Chert	A hard, dense, dull to semivitreous sedimentary rock consisting of interlocking crystals of quartz less that 30 um in diameter.

Deposit	Usually a concentration of mineralization which is identified during exploration which is of such a nature that further exploration is warranted to make it a commercially viable ore body.

Diorite	A plutonic rock composed of sodic plagioclase feldspar and homblende, biotite or pyroxene.

Feldspar	Comprises 60% of the Earths’ surface and is conceived under high-temperatures.

Flat dipping	One less than 15º from the horizontal in its dip.

Gabbro	A group of dark-colored basic intrusive igneous rocks composed of basalt.

Geochemical	Sampling of rocks and soil to find the chemical elements contained therein.

Granodiorite	A group of coarse-grained plutonic rocks intermediate in composition between quarts diorite and quartz monzonite.

Hornfels	A fine-grained rock composed of a mosaic of grains without preferred orientation and typically formed by contact metamorphism.

Igneous	Said of a rock or mineral that solidified from molten or partly molten material.

Intrusive	A rock mass formed below the Earth’s surface comprised of molten magna which was intruded into the pre-existing rock mass and cooled to a solid.

Magma	Naturally occurring molten rock, generated with the Earth and capable of intrusion and extrusion, from which igneous rocks are derived through solidification and related processes.

Mineralization	Minerals of value occurring in rocks.

Monzonite	A granualar igneous rock composed of augite, plagioclase and orthoclase in about equal quantities together with a little biotite.

Ore
A natural occurrence of one or more minerals that maybe mined and sold at a profit, or from which some part by profitable separated.   The word ore should only be used in situations where an extensive study of the deposit resources is complete, commercial processes to extract the minerals have been designed for the specific deposit and all of the capital and operating costs and environmental issues have been estimated by qualified persons.

Potassium	A highly reactive metallic element which is soft, light and silvery and for which is greatest demand is for the use in fertilizers.

Pyrite	An iron sulfide mineral.

Pyrrhotite	A monoclinic and hexagonal mineral deficient in iron but is the source of nickel.

Reserve
(1) That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
(2) Proven:  Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
(3) Probable:  Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced.   The degree of assurance, although lower than for proven (measured) reserves, is high enough to assume continuity between points of observation.

Shear	A deformation resulting from stresses that cause or tend to cause contiguous parts of a body to slide relatively to each other in a direction parallel to their plane of contact.

Shoshonite	Similar to dark colored glass which was named after the Shoshone River in the United States.

Sulphide	A compound of sulfur with an element of salt.

Tellurides	A mineral that is a compound of metals which contains gold.

Tondhjemite	A light colored plutonic rock composed primarily of sodic plagioclase, quartz and feldspar.

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

Forward Looking Statements

This prospectus contains "forward-looking statements" that involve risks and uncertainties. The use of words such as "anticipate", "expect", "intend", "plan", "believe", "seek" and "estimate", and variations of these words and similar expressions to identify such forward-looking statements. A potential investor should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the preceding "Risk Factors" section and elsewhere in this prospectus. These forward-looking statements address, among others, such issues as:

●	the estimated financial information we are furnishing in this registration statements;

●	our future projected earning and cash flows;

●	the expansion of our business and its operations over the next few years;

●	the exploration of the Levuak and its future development; and

●	Our future expectations of development projects.

These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties, which could cause our actual results, performance and financial condition to differ materially from our expectation.

Consequently, these cautionary statements qualify all of the forward-looking statements made in this prospectus. We cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they would have the expected effect on us or our business or operations.

Exploration work on the Levuka

While we believe the Levuka has value and the opportunity to produce favorable results from our future exploration activities, we advise that we are in the pre-exploration stage and have not yet generated or realized any revenue from the Levuka.   The Levuka is considered raw land without any significant exploration work having been carried out in the past.

We have not made any arrangements to raise additional cash to assist us in our exploration of the Levuka or for working capital purposes.   We have not considered at this time how we will raise cash as needed.   There are several avenues available to us:

●	to undertake either a private placement or public offering of our common shares;

●	to seek some form of debt financing; or

●	Have Deborah Appana and/or Ashmi Deo advance us personally funds.

The time will come when we will have to make a decision as to what method of financing is available to us and what is economic for our Company.  Even if the financing is available, it may not be on the terms we deem unacceptable or are materially adverse to shareholders; interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.  Our inability to obtain financing would have a materially adverse effect on our ability to implement our growth strategy, and as a result, could require us to diminish or suspend our exploration program on the Levuka and possibly cease our operations.

We must conduct our exploration program to determine what amount of minerals, if any, exist on the Levuka and if there is mineralization is it economic to extract these minerals.   There is no point in extracting minerals unless we can make a profit in doing so.   We will not know this for some time since it takes years, on many occasions, to prove up an ore reserve on any given mineral property.   There is the distinct chance we will never prove up a mineral deposit.
Therefore, we are not claiming to having any minerals on the Levuka at this time.

It is estimated that the completion to the exploration program set forth above in the Sharma Report will take approximately 20 days to complete at a cost of $25,630.  This cost included geological mapping of the Levuka surface ($4,697), geophysical surveying ($6,173) and taking of geochemical soil and rock samples ($14,760).  The object of this exploration program is

to determine the mineral structure of the Levuka by mapping, surveying and taking rock and soil samples for assaying.   The information from this work will allow us to determine what types of minerals are on the Levuka, and especially gold, and where there are higher concentration of minerals.  The results will be assessed and evaluated by Robert Sharma and he will report his finding to the Board of Directors.  The criteria in making a decision to continue our exploration activities will be based upon these results and the knowledge that the Levuka has had very little exploration work done on it in the past.  If the results are not favorable the Board of Directors, in conjunction with the recommendations of Robert Sharma, will consider other areas within the Levuka to explore.  Until the majority of the Levuka is explored and tested by assaying, the Board of Directors is reluctant to abandon the Levuka.

Robert Sharma has interviewed worker in the area of the Levuka to determine availability and knowledge of exploration work.   There are many individuals who will qualify for working on the Levuka.  We do not need to hire them as full time employees since the exploration program will take less than three weeks as noted above.   They will be hired as independent contractors.   Robert Sharma will, if available, oversee our exploration program and evaluate the results for our Board of Directors.

Other aspects of our Company

We have no historical information to allow anyone to base an evaluation on our future performance. We have only been incorporate since March 15, 2007 and have generated no revenue during our time in existence.  We do not know if we will be successful in our business operations in the future.   Like all new businesses we are a start up company and will suffer all the problems of being a start up company as follows:

●	possible delays in exploring the Levuka and experiencing cost overruns;

●	trying to generate revenue or identify sources of cash, managing our assets and administrating ongoing financial commitments to our creditors;

●	adhering to all regulatory requirements both as a future public company and as a company required to meet State and Federal filing requirements; and

●	ensuring our shareholders are informed about our development on a regular basis.

Liquidity and Capital Resources

We realize that we will have to raise cash in the near future to continue our operations.  If, in the future, we are unable to raise cash we might not be able to pay our creditors.

The following represents the minimum cash requirements over the next year to meet our current and future financial obligations:

Accounting and audit	$ 13,650	(a)
Bank charges	120
Exploration of the Levuka	20,630	(b)
Filing fees	250	(c)
Miscellaneous	1,000	(d)
Offering expenses	8,796	(e)
Office	500	(f)
Transfer agent	2,000	(g)
Estimated cash required before payment of accounts payable	46,946
Add: Accounts payable as at March 31, 2008	7,720
Estimated cash required over next twelve months	$ 54,666

(a)
We are estimating $13,650 in accounting and audit.  Our internal accountant will charge $4,150 and our independent accountants will charge an estimated amount of $9,500.   This will cover the examination of the year end financial statements and the various quarterly reports which will be required to be filed.  The cost associated with the financial statements as at March 31, 2008 are included under “Offering expenses”.

(b)	The Sharma Report estimated a budget of $25,630 for exploration work on the Levuka. Prior to March 31, 2008 we advanced $5,000 to commence work.

(c)           Filing of Annual Report with the State of Nevada.

(d)           Estimated amount of future expenses which management is unaware of at this time.

(e)           Estimated offering expenses are as follows:

Description of Expenses	Total amount

Internal Accountant – preparation of financial statements as required	$ 1,890
Independent accountant’s examination of financial statements	5,250
Legal opinion	1,500
Photocopying and delivery expenses	150
SEC filing fees	6
Estimated offering costs	$ 8,796

Legal fees relating to the preparation of this prospectus in the amount of $7,500 were paid prior to March 31, 2008 and therefore not reflected in the above schedule.

(f)           Office expenses will comprise photocopying, delivery, fax and general office supplies.

(g)           Annual fee paid to the transfer agent and estimated cost of preparation of share certificates.

The above estimated cash requirements for the next twelve months does not reflect an outlay of funds for management fee, rent and telephone.  Management to date has taken no fees for their services and will continue with this policy until such time as we have sufficient funds on hand to warrant such an expense or a decision is made to cease exploration activities on the Levuka and proceed to develop a proven ore reserve, if ever.

Analysis of Financial Condition and Results of Operations

We have cash and cash equivalents of $16,710 as at March 31, 2008.   We are indebt to creditor in the amount of $7,720, other than our Directors, as follows:

Internal accountant	$ 1,890
Independent accountants (*)	5,250
Office	30
Transfer agent (*) – Annual Report	550
$ 7,720

(*)           Paid subsequent to March 31, 2008.

We have received advances from our Directors in the amount of $7,084.  These advances were used to purchase the Levuka, pay the transfer agent and filing fees payable to the State of Nevada.

During the last year we raised initial seed capital from investors and engaged the services of Empire Stock Transfer Inc. to act as our transfer agent.   The number and price per share subscribed for was as follows:

Number of Shares	Price per Share	Amount

2,000,000	$ 0.001	$ 2,000

605,500	0.05	30,275

2,605,500		$ 32,275

Since our initial sale of the above noted shares we have not raised any other capital.

During the period from inception (March 15, 2007) to March 31, 2008 we have had accumulated losses of $34,270 which are as follows:

Accounting and audit	$ 7,140	(a)
Bank charges	162	(b)
Exploration expenses	6,173	(c)
Filing fees	750	(d)
Incorporation costs	750	(e)
Legal	9,231	(f)
Management fees	3,000	(g)
Office	164	(h)
Rent	600	(i)
Recognition of an Impairment loss (Levuka claim)	5,000	(j)
Telephone	300	(k)
Transfer agent	1,000	(l)
	$ 34,270

(a)
Relates to the preparation of the working papers for the period from inception to March 31, 2008 by the internal accountant for submission to the independent accountants for their examination and rendering an opinion thereon.

(b)           Monthly bank charges including printing of checks and deposit books.

(c)
We have advanced $5,000 against the exploration budget in the Sharma Report noted above.  In addition, fees were incurred in obtaining a license required by non-incorporated Fijian companies to operate in the exploration industry.

(d)	Represents payment to the Secretary of State of Nevada for the initial Annual Report in 2007 and the 2008 Annual Report.

(e)           Incorporation cost paid in 2007 to State of Nevada.

(f)	Legal fees were incurred for preparing the documents for opening the Company’s bank account and for preparation of this prospectus.

(g)
Our directors and officers have never received anything of value for their services nor have they received any compensation for the time they have spent on the business of our Company.  Nevertheless, recognition should be given for this service.   Therefore a charge of $1,000 per month commencing with January 2008 has been considered reasonable by management.  This amount has been expensed as a current period cost with an offsetting credit to Additional Paid-in Capital.   Basically, the accrual for management fees is a bookkeeping entry which will never have to be settled by our Company in either cash or shares either now or in the future.

(h)           Office expenses were for courier and photocopying.

(i)
Our Company uses the premises of our President, Deborah Appana, without having the liability to pay rent.   A normal rent for a small one room office in Nausori, Fiji near the downtown section would be approximately $200 per month.  The accounting treatment for rent is the same as for management fees above.

(j)
Write off of cost of acquiring the Levuka.   The accounting procedure for the purchase of the Levuka and subsequent exploration costs is to treat them as period costs to be writing off in the period incurred.   If, and when, a decision is made to produce minerals from the Levuka will these costs be capitalized and amortized against future revenue from the Levuka.

(k)
We do not have our own telephone number at this time and are using the telephone number of Deborah Appana.  There is no charge for the use of this telephone but we realize there is a cost associated with a telephone and have therefore accrued $100 per month as a reasonable charge.   Similar to management fees and rent above, the expense has been recognized as a period cost with a credit to Additional Paid-in Capital.  It is our intention to have both our own office and telephone number once we have the funds to support it.

(l)           Annual fee paid to Empire Stock Transfer Inc. to act as our transfer agent.

Our Company has no plant or significant equipment to sell and we have no intension to purchase any plant or significant equipment in the immediate future. Presently we do not have any money to buy any significant assets.

We have not considered discussing the Levuka with other parties in hopes of obtaining a joint venture.   We want to undertake exploration work on the Levuka so that we know what minerals are contained on it but do not have the cash to bring the Levuka into production.   We might have to consider a joint venture partner but at this time we do not want to be committed to a partnership relationship.

Our Limited Operating History and Working Capital Position

To meet our need for cash we will have to raise money.   Our working capital position as at March 31, 2008 is $1,906 which will, within the next month, become a deficiency in working capital.   We cannot guarantee we will be successful in our business operations and the exploration of the Levuka.   We cannot guarantee we will be able to raise enough money in the future to stay in business.   Whatever money we do raise will be used as working capital to meet current and future financial obligations and to explore the Levuka.   If we are lucky enough to find mineralization which is economically feasible to remove it, we will attempt to raise additional money through subsequent private placements, public offering or loans.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Short and long-term Trend Liabilities

We are unaware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our business either in the long-term or long-term liquidity which have not been disclosed under Risk Factors on page 4.

Internal and External Sources of Liquidity

There are no material internal or external sources of liquidity.

Known Trends, Events or Uncertainties having an Impact on Income

Since we are in the start-up stage and the Levuka has not produced any income, there is a chance that it never will, management does not know of any trends, events or uncertainties that are reasonably expected to have a material impact on income in the future.

Changes in the Financial Statements and Accounting Issues

We do not know of any cause for any material change from period to period in one or more line items of our financial statements as shown in this prospectus.   These audited financial statements adhere with accounting principles generally accepted in the United States of America.  The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.
The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business.

Seasonal Aspects Affecting the Financial Condition

The only seasonal aspect known to us which will affect our financial condition or results of operations is the weather.  The wet season begins early in December and lasts until April. During this time it is hot and humid with almost daily late afternoon downpours on Fiji.  As the heat accumulates over the Pacific Ocean during this season, depressions can form bringing with them torrential rain, strong winds and the occasional tropical cyclone. During the 'wet season' rivers are full, waterfalls gushing and the hills of the larger islands become refreshingly green. The downside is the high humidity and mosquitoes.

Description of Property

We purchased a 100% interest in Levuka from Takei Enterprises Inc, an unrelated company, with offices in Suva, Fiji.  The Levuka consists of one - 9 unit claim block containing 83.4 hectares which has been staked and recorded with the Mineral Resources Department of the Ministry of Energy and Mineral Resources of the Government of the Republic of Fiji.

Levuka, located 38 south-east coast of the Fijian island of Ovalau, in between Suva and Sigatoka , Fiji. The Levuka is accessible by all-weather government-maintained roads to the town of Suva and Sigatoka. The Levuka is underlain by rocks of the Ba Volcanic Group and is derived from a potassium-rich magma of shoshonite association evolving from an absarokite parent magma to shoshonite, bankite and monzonite derivates.

Other than the Levuka we do not own any other mineral property.   We do not own our own officer space but we use the office of Deborah Appana, our President.   Our Directors feel the office space we are using is sufficient for our needs at this time.   We currently have no investment policies as they pertain to real estate, real estate interest or real estate mortgages.

Market Price of and Dividend on our Common Equity and Related Stockholder Matters.

We have authorized share capital of 500,000,000 common shares with a par value of $0.001 per share of which 2,605,500 shares are issued as at June 1, 2008.

We are not listed on any stock exchange or quotation system anywhere.

As at this time we have not issued any stock options to our directors, officers or other parties and do not have any warrants or rights outstanding as at June 1, 2008.

Our directors and officers are qualifying 200,000 common shares and our other shareholders are qualifying 605,500 common shares under this prospectus.   None of these shares can be traded publicly until such time as this prospectus becomes effective.   Until the prospectus is effective only private transactions can occur at $0.05 per share; once there is a public market for the shares they can be sold either publicly or privately at the market price or upon an agreed upon price in the case of a private sale.
Holders of our Common Shares

As at June 1, 2008, we have 40 shareholders.   This includes our officers and directors, Deborah Appana and Ashmi Deo, who have a controlling position of shares in our Company.

Dividend Policy

We have never declared or paid any cash dividends or distributions on our common stock.   We currently intend to retain our future earnings to support operations and to finance future growth and expansion and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Compensation Plans

As at March 31, 2008 and up to the date of this prospectus, we have no shares of our common stock that are issued under compensation plans approved by our shareholders.

Changes in and Disagreement with Accountant on Accounting and Financial Disclosure

Our auditors are Moore & Associates, Suite 109 – 2675 S. Jones Blvd., Las Vegas, Nevada, 84146. From the date of the appointment of Moore & Associates to March 31, 2008 our company has had no disagreement with Moore and Associates.

Management

Set forth below is certain information concerning each of our directors and executive officers of our Company as at May 20, 2008:

Name and Address	Position(s)	Age

Deborah Appana (*)	Chief Executive Officer, President and Director (1)	36

Ashmi Deo (*)	Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and Director (2)	29

(*)	Member of the Audit Committee.

(1)	Deborah Appana was appointed a Director, President and Chief Executive Officer on March 16, 2007.

(2)	Ashmi Deo was appointed a Director, Secretary/Treasurer and Chief Financial Officer on March 16, 2007.

Each of the directors name above will serve until the next Annual Meeting of Stockholders or until their successors is duly elected and has qualified.  Directors are elected for a one year term at the Annual General Meeting of Stockholders.   Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exist or is contemplated.  There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management stockholders will exercise their voting rights to continue to elect the directors of our Board of Directors.   There are also no arrangements, agreements or understanding between non-management stockholders that may directly or indirectly participate in or influence the management of our affairs.

None of our directors or officers has professional or technical accreditation in the mining business.

Historical Backgrounds of our officers and directors

Deborah Appana attended South Taveuni Primary School in Tavenui, Fiji between 1978 and 1979 before being transferred in 1980 to Deanbandhoo Memorial Primary School in Suva, Fiji.   Starting in 1984 through to 1989 she attended the Indian College in Suva where she completed her secondary graduation and received the Fiji School Leaving Certificate.   In 1990 she completed the Fiji Seventh Form Examination.   Between 1995 and 1998 she attended the University of South Pacific where she obtained a diploma as a paralegal specializing in conveyancing.  In 1999, she joined the law firm of Sherani & Co. in Suva and initially for a period of one year worked as a receptionist.  In 2001 Deborah became a paralegal clerk responsible for debt collection.   In 2005 she was appointed senior legal secretary and in 2007 senior conveyancer and property appraiser for the law firm.

Ashmi Deo was educated in Vunimono High School starting in 1993 and ending in 1996.  During 1997 to 2000 she worked for Aee Pee’s Printing & Stationary Supplies as a graphic art designer and office assistant.  During the first three months of 2000 she worked for Quality Print as a graphic art designer before joining the firm of Niranjans Autoport Limited as a sales and marketing officer.  In 2003 she attended the University of the South Pacific where she undertook legal studies.  Subsequently she became employed with the legal firm in Suva, Sherani & Company as a legal secretary responsible for co-ordination of all client matters including billings and preparation of all Supreme Court filings.   She is still employed with Sherani & Co.

Neither of our two directors and officers work full time for our Company.  Deborah Appana spends approximately 10 hours a month on the affairs of our Company and Ashmi Deo spends approximately 5 hours.  We believe both of our directors and officers will have to increase the time they spend on the affairs of our Company once we obtain a listing on the OTCBB and our exploration program on the Levuka proves to be worthwhile.  If they are unable to increase the hours they work on our behalf we will have to hire consultants to assist them.   This could be expensive and if we do not have the funds available we will not be able to hire consultants which will hurt the development of our Company.

Our Audit Committee

On May 21, 2007 our Board of Directors appointed Deborah Appana and Ashmi Deo to our Audit Committee and on the same dated adopted an Audit Committee Charter.  Neither Deborah nor Ashmi can be considered an “audit committee financial expert” as defined in Item 407 of Sarbanes-Oxley Act of 2002.  The Audit Committee Members will have to search and find an individual who meets these requirements.   This has not occurred.

Our Audit Committee Charter requires that its members monitor the following:

●	the integrity of the financial statement of our Company;

●	the compliance by our Company with legal and regulatory requirements;

●	the independence and performance of our Company’s external auditors;

●	make regular reports to our Board of Directors;

●	review the annual financial statements, independence of auditors and fees to be paid to the independent auditors; and

●	report to our Board of Directors on legal, accounting and management matters.

Apart from the Audit Committee, our Company does not have any other Board committees.

Family Relationships between our Directors and Officers

There is no family relationship between Deborah Appana and Ashmi Deo.

Significant Employees

We have not yet reached the stage in our business development whereby we can justify hiring additional employees other than our two directors and officers who are presently doing the work that employees will be doing in the future.

Conflicts of Interest

We believe that Deborah Appana and Ashmi Deo will not be subject to conflicts of interest.  We adopted a Code of Ethics which details the responsibilities of our directors and officers.

Other Directorships

Neither Deborah Appana nor Ashmi Deo are directors or officers of any other company trading on the OTCBB or any other public market.   This might not be the case in the future but as at the date of this prospectus they are not officers or directors of any other public company.

Involvement in Certain Legal Proceedings

To the knowledge of our Company, during the past five years, none of our directors or executive officers:

(1)                 has filed a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings, or any corporation or business association of which he was an executive officer at or within the last two year before the time of such filing;

(2)                 was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)                 was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i)
acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person  regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)           engaging in any type of business practice; or

(iii)	engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4)                 was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under paragraph (3) (i) above, or to be associated with persons engaged in any such activities; or

(5)                 was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Promoters and Control Persons

Both Deborah Appana and Ashmi Deo are considered promoters of our Company, within the meaning of such terms under the Securities Act of 1933, as amended, since they were instrumental in setting up the Company, putting in the initial “seed capital” and seeking out other investors to participate in the private placement.   They are also control persons since jointly they own 77% of our issued common shares. There are no other promoters involved with our Company.

Executive Compensation

The following table sets forth the compensation paid by our Company from March 15, 2007 (date of inception) to March 31, 2008, for each of our officers and directors.   This information includes dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.   The compensation discussed addresses all compensation awarded to, earned by, or paid to named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Compensation Earnings ($)	All other Compensation ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Deborah Appana Chief Executive Officer	2007 2008	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Ashmi Deo Chief Financail Officer	2007 2008	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

We have not paid any salaries in 2007 and in 2008 to date, and we do not anticipate paying any salaries at any time during the forthcoming year.   We will not be paying salaries until we have adequate funds to do so.

Board of Directors’ Meetings

Our Directors have not had an official Board of Directors’ meeting since our inception.   All authorization for any action has been done by Consent Resolutions to date.

Retirement, Post-Termination and Change of Control

We have no retirement, pension, or profit-sharing programs for the benefit of directors, officers or other future employees, nor do we have post-termination or change in control arrangements with directors officers or anyone else, but our Board of Directors may recommend adoption of one or more such programs in the future if our cash position and operating revenues warrant it.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as at June 1, 2008, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner	Amount and nature of Beneficial Ownership	Percent of Class

Common Stock	Deborah Appana Lot 25, Mananikorovatu Road 8 Miles Makoi, Nausori, Fiji	1,250,000	47.98%

Common Stock	Ashmi Deo Wainibokasi, Nausori, Fiji	750,000	28.78%

Common Stock	Directors and Officers as a Group	2,000,000	76.76%

The 2,000,000 shares shown above are restricted securities, as defined by Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act.   Under Rule 144, shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition.  Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a broker transaction or in a transaction directly with a market maker.

Our directors and officers have qualified under this prospectus 200,000 common shares which, when sold into the market, could have a depressive effect on the market price.   They acquired these shares at $0.001 per share and any price above their cost will be a profit to them whereas our other selling shareholders would have to sell their shares at $0.05 per share to recovery their original cost.

Because our officers and directors will control our Company even if they sold 200,000 common shares mentioned above, the other shareholders would not have the ability to cause a change in the course of our operations.   As such, the value attributed to the right to vote is gone.   This could result in a reduction in value to the shares owned by our other shareholders because of the ineffective voting power.  For example, the number of shares held by Deborah Appana and Ashmi Deo after they have sold the 200,000 shares being qualified under this prospectus is as follows:

Director and Officer	Number of Shares held after sale of 200,000 common shares	Future Percentage Ownership

Deborah Appana	1,125,000 shares	43.17%
Ashmi Deo	675,000 shares	25.91%

Total restricted shares	1,800,000 shares	69.08%

Transactions with Related Persons, Promoters and Certain Control Persons

Except as indicated below, there were no material transactions, or series of similar transactions, since March 15, 2007 (date of inception ) to March 31, 2008 and thereafter to the date of this prospectus, or any currently proposed transactions, or series of similar transactions, to which our Company was or is to be a party, in which the amount involved exceeds $120,000, and in which any director, executive officer, any security holder or related party who is known by us to own of record or beneficially more than 5% of any class of our Company's common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Indebtedness of Management

There were no material transactions, or series of similar transactions, from March 15, 2007 (date of inception) to March 31, 2008, or any currently proposed transactions, or series of similar transactions, to which our Company was or is to be a part, in which the amount involved exceeded $120,000 and in which any director or executive officer, or any security holder who is known to us to own of record or beneficially more than 5% of the common shares of our Company's capital stock, or any member of the immediate family of any of the foregoing persons, has an interest.

ITEM 11A:                            MATERIAL CHANGES

Since the date of our financial statements as represented in this prospectus, there has been no material changes.

ITEM 12.                               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have not previously been subject to the reporting requirements of the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our securities and us you should review the registration statement and the exhibits and schedules thereto. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

You can inspect the registration statement and the exhibits and the schedules thereto filed with the commission, without charge, at the office of the Commission at Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter

Item 12A.	DISCLOSURE OF COMMISSIONS POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that each officer and director of our company shall be indemnified by us against all costs and expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such director or officer, except in relation to matters as to which he or she has been finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

The indemnification provisions of our bylaws diminish the potential rights of action, which might otherwise be available to shareholders by affording indemnification against most damages and settlement amounts paid by a director in connection with any shareholders derivative action. However, there are no provisions limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors' liability insurance and because there is no assurance that we will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, we may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If we are forced to bear the costs for indemnification, the value of our stock may be adversely affected.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Qele Resources Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Qele Resources Inc. (An Exploration Stage Company) as of March 31, 2008 and March 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years March 31, 2008, for the period of inception March 15, 2007 through March 31, 2007 and since inception on March 15, 2007 and through March 31, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Qele Resources Inc. (An Exploration Stage Company) as of March 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the years March 31, 2008, for the period of inception March 15, 2007 through March 31, 2007 and since inception on March 15, 2007 and through March 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has an accumulated deficit of $33,520, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MOORE & ASSOCIATES CHARTERED

Moore & Associates Chartered
Las Vegas, Nevada
May 27, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

QELE RESOURCES INC.
(An Exploration Stage Company)

Balance Sheets
(In US Dollars)

	March 31, 2008	March 31, 2007

ASSETS

Current Assets
Cash	16,710	0
Due from Directors	0	1,250
Total Current Assets	16,710	1,250

Equipment	0	0

TOTAL ASSETS	16,710	1,250

LIABILITIES

Current Liabilities
Accounts Payable	7,720	0
Due to Directors	7,084	0
Total Current Liabilities	14,804	0

Long term Liabilities	0	0

Total Liabilities	14,804	0

Equity
500,000,000 Common Shares Authorized with a Par Value of $0.001 per Share 2,605,500 Shares Issued (March 31, 2007 – 2,000,000 Shares Issued)	2,606	2,000
Additional Paid-in Capital	33,570	0
Accumulated deficit during exploration stage	(34,270)	(750)
Total Stockholders Equity	1,906	1,250

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	16,710	1,250

The accompanying notes are an integral part of these financial statements.

QELE RESOURCES INC.
(An Exploration Stage Company)

Statements of Operations
(In US Dollars)

	For the year ended March 31, 2008	From inception (March 15, 2007) to March 31, 2007	From inception (March 15, 2007) to March 31, 2008

Revenue	0	0	0

Expenses

Exploration	6,173	0	6,173
General and administrative expenses	22,347	750	23,097
Recognition of an Impairment Loss (Mineral Claims)	5,000	-	5,000
	33,520	750	34,270

Net Income (Loss)	33,520	750	34,270

Basic & Diluted (Loss) per Common Share	(0.016)	(0.000)

Weighted Average Number of Common Shares	2,052,940	2,000,000

The accompanying notes are an integral part of these financial statements.

QELE RESOURCES INC.
(An Exploration Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY
From Inception (March 15, 2007) to March 31, 2008
(In US Dollars)

	Common Stock Shares Amount	Paid in Capital	Deficit Accumulated During Exploration Stage	Total Equity

Shares issued to founders at $0.001 per share on January 31, 2008	2,000,000 2,000			2,000

Net loss for the period	. .	.	(750)	(750)

Balance, March 31, 2007	2,000,000 2,000		(750)	1,250

Shares issued to subscribers at $0.05 per share onFebruary 29, 2008	605,500 606	29,670		30,276

Contributed expenses		3,900		3,900

Net loss for the period	. .	.	(33,520)	(33,520)

Balance, March 31, 2008	2,605,500 2,606	33,570	(34,270)	1,906

The accompanying notes are an integral part of these financial statements.

QELE RESOURCES INC.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS
(In US Dollars)

	For the year ended March 31, 2008	From inception (March 15, 2007) to March 31, 2007	From inception (March 15, 2007) to March 31, 2008

Operating Activities
Net Income (Loss)	(33,520)	(750)	(34,270)
Recognition of an Impairment Loss (Mineral Claim)	5,000	0	5,000
Contributed expenses	3,900	0	3,900
Accounts Payable	7,720	0	7,720
Net Cash used in Operating Activities	(16,900)	(750)	(17,650)

Investing Activities
Purchase of Mineral Claim	(5,000)	0	(5,000)
Net Cash used by Investing Activities

Financing Activities
Advances from Directors	8,334	(1,250)	7,084
Shares issued	606	2,000	2,606
Additional Paid-in-Capital	29,670	0	29,670
Net Cash provided from FinancingActivities	38,610	750	39,360

Cash at the Beginning of Period	0	0	0

Cash at end of Period	16,710	0	16,710

Supplemental disclosure of cash flow information:

Cash paid for:

Interest	$ -

Income taxes	$ -

The accompanying notes are an integral part of these financial statements.

QELE RESOURCES INC.
(An Exploration Stage Company)
Footnotes to the Financial Statements
(In US Dollars)

Note 1 -                      ORGANIZATION AND DESCRIPTION OF BUSINESS

Qele Resources Inc. was organized under the laws of the State of Nevada on March 15, 2007 to explore mineral properties in the Republic of Fiji.

Qele Resources was formed to engage in the exploration of mineral properties for gold and silver.   The Company purchased a 100% interest in the minerals of a mineral claim, known as Levuka Gold Claim, consisting of one-9 unit claim block containing 83.4 hectares located on the Fijian island of Ovalau.

Note 2 -                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.           Accounting Methods

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a March 31 year-end.

b.           Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, good delivered, the contract price is fixed or determinable, and collectibility is reasonable assured.

c.           Income Taxes

The Company prepares its tax returns on the accrual basis.   As at March 31, 2008, the Company had accumulated net operating losses carried forward of $34,270 for income tax purposes.   The tax benefit of approximately $10,300 from the loss carried forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for the future years.  Losses will expire on 2028.

d.           Foreign currency translation

The Company has adopted the US dollar as its functional and reporting currency.

In accordance with FASB/FAS 52 paragraph 12, “All elements of the financial statements shall be translated by using a current exchange rate.   For assets and liabilities, the exchange rate at the balance sheet date shall be used. For revenue, expenses, gains and losses, the exchange rate at the date of which those elements are recognized shall be used.  Because translation at the exchange rates at the dates the numerous revenue, expenses, gains and losses are recognized is generally impractical, an appropriately weighted average exchange rate for the period may be used to translate those elements.”

QELE RESOURCES INC.
(An Exploration Stage Company)
Footnotes to the Financial Statements
(In US Dollars)

Note 2 -                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e.           Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.   Actual results could differ from those estimates.

f.           Advertising and Market Development

The company expenses advertising and market development costs as incurred.

g.           Assets

The Company holds no assets other than cash as at March 31, 2008 and no assets as at March 31, 2007 other than amounts owed by the Company’s directors.

	March 3, 2008	March 31, 2007
ASSETS

Current Assets
Cash	16,710	0
Due from Directors	0	1,250
Total Current Assets	16,710	1,250

Fixed Assets	0	0

TOTAL ASSETS	16,710	1,250

Mineral Property.

The Levuka Gold Claim is owned 100% by the Company and is consists of one-9 unit claim block containing 83.4 hectares located 28 south-east coast of the Fijian island of Ovalau, in between Suva and Sigatoka, Fiji.

The proposed work program includes geological mapping, geophysical surveying and geochemical surveying and surface sampling.  The anticipated costs of this exploration program are expected to be done under Phase 1 as more fully outlined below.

QELE RESOURCES INC.
(An Exploration Stage Company)
Footnotes to the Financial Statements

(In US Dollars)

Note 2 -                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Mineral Property - continued

Phase I

		Fijian Dollar	U.S Dollars

1.	Geological Mapping	$ 7,000	$ 4,720

2.	Geophysical Surveying	9,200	6,205

3.	Geochemical surveying and surface sampling (including sample collection and assaying)	22,000	14,839

	Total of Phase 1	$ 38,200	$ 25,764

Depending upon the results of Phase I, the Company will decided upon the work program for Phase II.

In accordance with FASB No. 89 “Additional Disclosure by Enterprises with Mineral Resources Assets” the Company since inception (March 15, 2007) has yet to establish a proven or probable mining reserves and has no quantities of proved mineral reserves or probable mineral reserves.   Moreover, the Company has not purchased or sold proven or probable minerals reserves since inception.  Due to the fact that the Company has no proven or probable mining reserves the Company will record its exploration and development costs within operating expenses, as opposed to capitalizing those costs.

Exploration costs have been translated to US dollars at the rate of $1.00 Fijian dollar to $0.67449 US dollars.

h.           Income

Income represents all the Company’s revenue less all its expenses in the periods incurred.   The Company has no revenue as at March 31, 2008 and 2007 and has paid expenses of $33,520 for the year ended March 31, 2008 and $750 for the period from inception (March 15, 2007) to March 31, 2007.

In accordance with FASB/ FAS 142 option 12, paragraph 11 “Intangible Assets Subject to Amortization”, a recognized intangible asset shall be amortized over its useful life to the reporting entity unless that life is determined to be indefinite.  If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset shall be amortized over the best estimate of its useful life.   The method of

QELE RESOURCES INC.
(An Exploration Stage Company)
Footnotes to the Financial Statements

(In US Dollars)

Note 2 -                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h.           Income - continued

amortization shall reflect the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up.   If that pattern cannot be reliably determined,
a straight-line amortization method shall be used.  An intangible asset shall not be written down or off in the period of acquisition unless it becomes impaired during that period.

The Company has determined that its Levuka Gold Claim is held and used for Impairment, as per SFAS 121: “Accounting for the Impairment of Long-Live Assets.”  The Company’s determination is based on its current period operating losses with the Company’s history of operating losses and its projection that demonstrates continuing losses associated with the Levuka Gold Claim.

In accordance with FASB 144, 25, “An impairment loss recognized for a long-lived asset (asset group) to be held and used shall be included in income from continuing operations before income taxes in the income statement of a business enterprise and in income from continuing operations in the statement of activities of a not-for-profit organization.   If a subtotal such as “income from operations” is presented, it shall include the amount of that loss.”  The Company has recognized the impairment of a long-lived asset by declaring that amount as a loss in income from operations in accordance with an interpretation of FASB 144.

i.           Basic Income (Loss) Per Share

In accordance with SFAS No. 128 – “Earning Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding.  Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares have been issued and if the additional common shares were dilutive.   At March 31, 2008 and 2007, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

Periods ending March 31, 2008 and 2007

	March 31, 2008	March 31, 2007

Net Income (Loss)	33,520	750

Basic & Diluted (Loss) per Share	(0.016)	(0.000)

Weighted Average Number of Shares	2,052,940	2,000,000

QELE RESOURCES INC.
(An Exploration Stage Company)
Footnotes to the Financial Statements
(In US Dollars)

Note 2 -                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

j.           Cash and Cash Equivalents

For the purposed of the statement of cash flows, the Company considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents.

	March 31, 2008	March 31,2007
ASSETS

Current Assets
Cash	16,710	0
Due from Directors	0	1,250
Total Current Assets	16,710	1,250

k.           Liabilities

Liabilities are made up of current liabilities.

Current liabilities include accounts payable of $7,720 and due to directors of $7,084 on aggregate.

	March 31, 2008	March 31, 2007
LIABILITIES

Current Liabilities
Accounts Payable	7,720	0
Due to Directors	7,084	0
Total Current Liabilities	14,804	0

l.           Stockholders’ Equity

a)           Authorized:

500,000,000 common shares with a par value of $0.001.

b)           Issued:

As of March 31, 2008, there were 2,605,500 common shares issued and outstanding with 2,000,000 common shares with a value of $0.001 per share for a total of $2,000 and 605,500 common shares with a value of $0.05 per share for a total of $30,275.

QELE RESOURCES INC.
(An Exploration Stage Company)
Footnotes to the Financial Statements

(In US Dollars)

Note 2 -                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

l.           Stockholders’ Equity - continued

As at March 31, 2007 there were 2,000,000 common shares issued and outstanding with a value of $0.001 per share for a total of $2,000.  There are no preferred shares outstanding.  The Company has no authorized preferred shares.

The Company has no stock option plan, warrants or other dilutive securities.

NOTE 3 -                      GOING CONERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  However, the Company has accumulated losses and is new.   This raises substantial doubt about the Company’s ability to continue as a going concern.   The financial statements do not include any adjustment that might result from this uncertainty.

As shown in the accompanying financial statements, the Company has incurred a net loss of $33,520 for the year ended March 31, 2008 and $750 for the period from inception (March 15, 2007) to March 31, 2007 and has not generated any revenues.  The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of acquisitions.   Management has plans to seek additional capital through a private placement and public offering of its common stock.   The financial statements do not include any adjustments relating to the recoverability and reclassification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

PART 11 – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our selling shareholders will assume none of the costs of preparing this prospectus.   They will assume the cost of selling their shares through a broker-dealer or market maker if a commission is payable or another fee is due.   The costs we will assume for preparing this prospectus are as follows:

Description of Expenses	Total amount

Internal Accountant – working paper preparation	$ 1,890
Auditors’ examination of financial statements	5,250
Fees for preparation of this prospectus	7,500
Legal opinion	1,500
Photocopying and delivery expenses	150
SEC filing fees	6
Estimated offering costs	$ 16,296

ITEM 14.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Nevada General Corporation Law and our Articles of Incorporation, our directors will have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director of the Company involving any act or omission of any such director.  This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption under Section 78.300 of the Nevada Revised Statutes.  This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation, is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover damages against a director for breach of his fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above.   This provision does not limit nor eliminate the rights of our Company or any stockholder to seek relief such as an injunction or rescission in the event of a breach of a director's fiduciary duties.  The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.  In addition, our Bylaws authorizes the Company to indemnify directors and officers of the Company in cases where such officer or director acted in good faith and in a manner reasonably believed to be in the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 15.                      RECENT SALES OF UNREGISTERED SECURITIES

Since March 15, 2007 (date of our inception) to March 31, 2008, we have sold the following common shares without registering the securities under the Securities Act.

(i)
On January 31, 2008, we undertook a private placement with Deborah Appana and Ashmi Deo whereby we issued them 2,000,000 common shares at a price of $0.001 per share for a total consideration of $2,000 cash.

(ii)
On February 29, 2008, we completed a second private placement whereby our present shareholders subscribed for 605,500 common shares at a price of $0.05 per share for a total consideration of $30,275 cash.

ITEM 16.                      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

2	Corporate Charter

3 (i)	Articles of Incorporation

3 (ii)	Bylaws

4	Specimen Stock Certificate

5	Opinion re. Legality, Lawler & Associates

10.1 10.2	Transfer Agent and Registrar Agreement – Empire Stock Transfer Inc. Agreement between Takei Enterprises Inc. and Qele Resources Inc.

11	Statement re: Computation of Per Share Earnings

23.1 23.2 23.3	Consent of Moore & Associates Consent of Legal Counsel – Lawler & Associates Consent of Robert Sharma – Professional Engineer

ITEM 17.                      UNDERTAKINGS

Qele Resources, Inc. hereby undertakes:

1. To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement to:

            (i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement ; and

(iii) Include any additional or changed material information on the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered herein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold.

4. For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (a)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering        required to be filed pursuant to Rule 424;

     (b)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

     (c)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

     (d)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the By-Laws of the company, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424 (b) (1), or (4), or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in 8 Miles Makoi, Nausori, Fiji on June 16,  2008.

QELE RESOURCES INC.
Registrant

DEBORAH APPANA
Deborah Appana
Chief Executive Officer, President
and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

DEBORAH APPANA
Deborah Appana
Chief Executive Officer, President
and Director

June 16, 2008

ASHMI DEO
Ashmi Deo
Chief Financial Officer, Chief Accounting
Officer, Secretary Treasurer and Director

June 16, 2008